Exhibit 10.22

Second Amendment to the

INVENTIV GROUP HOLDINGS, INC.

2010 Equity Incentive Plan

Pursuant to Section 9 of the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”), the Plan is hereby amended as follows:

1.	Section 4(a) of the Plan is deleted in its entirety and replaced with the following:

(a) Number of Shares. A maximum of 781,588 shares of Stock may be delivered in satisfaction of Awards under the Plan, including ISOs. To the extent consistent with Section 422, (i) shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of Award-related tax withholding requirements and shares of Stock underlying Awards that are settled in cash, expire, become unexercisable without having been exercised, or are forfeited or repurchased by the Company for cash shall not be treated as having been delivered under the Plan; provided, however, that 25% of any shares of Stock underlying Stock Options other than the Walter Options (as defined below) that are withheld by the Company in payment of the exercise price of the Award or in satisfaction of Award-related tax withholding requirements and shares of Stock underlying Awards that are settled in cash, expire, become unexercisable without having been exercised, or are forfeited or repurchased by the Company for cash, in each case at any time after January 27, 2012, shall be treated as having been delivered under the Plan (rounded to the nearest whole share), and (ii) Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition will not reduce the number of shares available for Awards under the Plan. “Walter Options” shall mean the MoM Performance-Based Options granted to R. Blane Walter under the Plan on August 11, 2010.

IN WITNESS WHEREOF, inVentiv Group Holdings, Inc. has caused this instrument of amendment to be executed by its duly authorized officer this 14th day of March, 2014.

INVENTIV GROUP HOLDINGS, INC.

By:	/s/ Eric M. Sherbert